As filed with the Securities and Exchange Commission on July 29, 2014
                           Registration Nos.: 333-68521; 333-67438; 333-72254; 333-143811; and 333-187119

 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
___________

Post-Effective Amendment No. 1 to Form S-8 (333-68521)
Post-Effective Amendment No. 1 to Form S-8 (333-67438)
Post-Effective Amendment No. 1 to Form S-8 (333-72254)
  Post-Effective Amendment No. 1 to Form S-8 (333-143811)
  Post-Effective Amendment No. 1 to Form S-8 (333-187119)
under the Securities Act of 1933
___________

SCHAWK, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	66-0323724 (I.R.S. Employer Identification No.)
1695 South River Road
Des Plaines, Illinois  60018
(Address, including zip code of registrant’s principal executive offices)
___________

Schawk, Inc. Employee Stock Purchase Plan
Schawk, Inc. 2001 Equity Option Plan
Schawk, Inc. 1991 Outside Directors’ Formula Stock Option Plan, as amended
Schawk, Inc. 2003 Equity Option Plan
Schawk, Inc. 2006 Long-Term Incentive Plan, as amended
(Full titles of the plans)
___________

David A. Schawk
Schawk, Inc.
c/o SGK LLC (as successor by merger to Schawk, Inc.)
1695 South River Road
Des Plaines, Illinois  60018
(847) 827-9494
(Name, address and telephone number, including area code, of agent for service)

Copies to:

John T. McEnroe, Esq.
Vedder Price P.C.
222 North LaSalle Street
Chicago, Illinois  60601
(312) 609-7500
___________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY STATEMENT

The Post-Effective Amendments on Form S-8 relate to the following Registration Statements on Form S-8 (the “Registration Statements”) previously filed by Schawk, Inc. (the “Company”) with the Securities and Exchange Commission:

1.
Registration Statement No. 333-68521, filed on December 8, 1998, registering 1,000,000 shares of the Company’s common stock (the “Common Stock”) issuable under the Company’s Employee Stock Purchase Plan.

2.	Registration Statement No. 333-67438, originally filed on August 13, 2001, registering 2,002,250 shares of Common Stock issuable under the Company’s 2001 Equity Option Plan.

3.	Registration Statement No. 333-72254, originally filed on October 26, 2001, registering 330,030 shares of Common Stock issuable under the Company’s 1991 Outside Directors’ Formula Stock Option Plan.

4.
Registration Statement No. 333-143811, originally filed on June 15, 2007, registering 2,000,000 shares of Common Stock issuable under the Company’s 2003 Equity Option Plan and 2006 Long-Term Incentive Plan.

5.	Registration Statement No. 333-187119, originally filed on March 8, 2013, registering 1,200,000 shares of Common Stock issuable under the Schawk, Inc. 2006 Long-Term Incentive Plan.

On July 29, 2014, pursuant to the Agreement and Plan of Merger and Reorganization, dated as of March 16, 2014, among the Company, Matthews International Corporation (“Matthews”), Moonlight Merger Sub Corp., a wholly-owned subsidiary of Matthews (“Merger Sub 1”), and Moonlight Merger Sub LLC, a wholly-owned subsidiary of Matthews (“Merger Sub 2”), Merger Sub 1 merged with and into the Company, with the Company continuing as the surviving entity and a wholly-owned subsidiary of Matthews (the “Merger”).  Immediately thereafter, the Company merged with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving entity and a wholly owned subsidiary of Matthews under the name “SGK LLC.”  In connection with the Merger, the Company terminated any and all offerings of the Company’s securities pursuant to the Registration Statements.  Accordingly, Post-Effective Amendments to the Registration Statements are being filed solely for the purpose of deregistering all shares of Common Stock covered by the Registration Statements that remain unsold, if any, as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Post-Effective Amendments to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Des Plaines, State of Illinois, on July 29, 2014.

SGK LLC (as successor by merger to Schawk, Inc., the Registrant)

By:	/s/David A. Schawk
Name:	David A. Schawk
Title:	Vice President

Pursuant to the requirements of the Securities Act of 1933, as amended, the Post-Effective Amendments to Form S-8 have been signed by the following persons in the capacities and on the dates indicated.

/s/Joseph C. Bartolacci Joseph C. Bartolacci	Manager and Principal Executive Officer	July 29, 2014
/s/Steven F. Nicola Steven F. Nicola	Manager and Principal Financial Officer	July 29, 2014
/s/Brian D. Walters Brian D. Walters	Manager	July 29, 2014